EXHIBIT 3.3

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

INFINITY DISTRIBUTION INC.

(Pursuant to NRS 78.1955)

Infinity Distribution Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I.  DESIGNATION AND AMOUNT

The designation of this series, which consists of 1,000,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the face amount shall be One Dollar ($1.00) per share (the “Face Amount”).

II.  CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.           “business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Nevada are authorized or obligated by law, regulation or executive order to close.

B.           “Closing Sales Price” means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date that was a trading day.  If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

D.          “Conversion Date” means, for any Optional Conversion (as defined in Article IV.A below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., San Francisco time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

E.          “Conversion Price” means ten cents ($0.10) per share of common stock.

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F.           “Default Cure Date” means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VI.A, the date the Corporation effects the conversion of the full number of shares of Series B Preferred Stock, (ii) with respect to a Conversion Default described in clause (ii) of Article VI.A, the date the Corporation issues shares of Common Stock subject to an effective registration statement in satisfaction of all conversions of Series B Preferred Stock in accordance with Article IV, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series B Preferred Stock held by such holder pursuant to Article VI.A.

H.          “Excluded Issuance” means (i) the issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Purchase Rights outstanding on the Issuance Date in accordance with the terms of such Convertible Securities and Purchase Rights as of such date; (ii) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Corporation’s Board of Directors, and the issuance of Common Stock upon the exercise thereof; (iii) the conversion of the Series B Preferred Stock, (iv) the issuance of securities in connection with a bona fide public offering at an offering price per share (prior to underwriter’s commissions and discounts) of not less than the Conversion Price that is underwritten by a nationally recognized underwriting firm, or (v) the issuance of securities in connection with an acquisition or a strategic financing with a software company, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital.

I.           “Issuance Date” means the date of the closing under the Subscription Agreement by and among the Corporation and the purchasers named therein (the “Subscription Agreement”), pursuant to which the Corporation issues, and such purchasers purchase, shares of Series B Preferred Stock upon the terms and conditions stated therein.

J.           “Majority Holders” means the holders of a majority of the then outstanding shares of Series B Preferred Stock.

K.          “trading day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

III.  DIVIDENDS

(a)        The holders of the Series A Preferred Stock shall not be entitled to receive any dividends except as may be declared by the Board of Directors.

(b)    To the fullest extent permitted by Nevada Law, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

IV.  CONVERSION

A.            Conversion at the Option of the Holder.  Subject to the limitations on conversions contained in Article XIV, each holder of shares of Series B Preferred Stock may, at any time following the first anniversary of the issuance of the shares and from time to time, convert (an “Optional Conversion”) each of its shares of Series B Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Conversion Price

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; provided, however, that any Optional Conversion must involve the issuance of at least 1,000 shares of Common Stock.

B.          Mechanics of Conversion.  In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(i)          Delivery of Common Stock Upon Conversion.  Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XV.B) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Subscription Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Subscription Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion.  Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)          Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

(iii)          No Fractional Shares.  If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)          Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

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(v)          Payment of Accrued Amounts.  Upon conversion of any shares of Series B Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends) through and including the Conversion Date shall be paid by the Corporation in cash or, in the case of any Dividend, in the manner described in Article III.

C. [RESERVED]

D.          Optional Redemption by the Corporation.

(i)          The Corporation shall have the following rights to redeem shares of the Series B Preferred Stock:

(a)          The Corporation shall have the right at any time prior to conversion to redeem any shares of Series B Preferred Stock not previously converted, at a price per share of Series B Preferred Stock equal to the Face Amount.

(b)          Any redemption by the Corporation (i) shall be in accordance with a redemption schedule included in the Subscription Agreement entered into with respect to the shares that are being redeemed or (ii) upon the mutual agreement of the Corporation and the shareholder.

(ii)          Any redemption made by the Corporation pursuant to this Article IV.D (the “Company Redemption”)  shall be made by providing thirty (30) days’ advance written notice (the “Company Redemption Notice”) to the holders of shares of Series B Preferred Stock.

(iii)          The Corporation may not deliver to a holder a Company Redemption Notice unless on or prior to the date of delivery of such Company Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of shares of Series B Preferred Stock are entitled upon such redemption pursuant to Article IV.D(i).  Any Company Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

(iv)          The price per share of Series B Preferred Stock required to be paid by the Corporation pursuant to Article IV.D(i) (the “Company Redemption Amount”) shall be paid in cash to the holders whose Series B Preferred Stock is being redeemed within five (5) business days of the effective date of the Company Redemption (the “Company Redemption Date”); provided, however, that the Corporation shall not be obligated to deliver any portion of the Company Redemption Amount until either the Preferred Stock Certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Article XV.B hereof.  Notwithstanding anything herein to the contrary, in the event that the Preferred Stock Certificates representing the shares of Series B Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent or the holder fails to notify the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and fails to deliver the appropriate documentation in accordance with Article XV.B hereof prior to the fifth business day following the Company Redemption Date, then the redemption of the Series B Preferred Stock pursuant to this Article IV.D shall still be deemed effective as of the Company Redemption Date, but the Company Redemption Amount shall be paid in cash to the holder whose shares of Series B Preferred Stock are being redeemed only within five (5) business days of the date the Preferred Stock Certificates representing such shares are actually delivered to the Corporation or the transfer agent or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(v)                                 Notwithstanding the delivery of a Company Redemption Notice, a holder may convert some or all of its shares of Series B Preferred Stock subject to such Company Redemption Notice by the delivery prior to the Company Redemption Date of a Notice of Conversion to the Corporation and otherwise complying with all requirements set forth in Article IV.B.  In the event a holder would be precluded from converting any shares of Series B Preferred Stock subject to a Company Redemption Notice due to the limitation contained in Article XIV, the Company Redemption Date, for such holder only, shall automatically be extended by that number of days by which such holder is so precluded; provided, however, that in no event shall the Company Redemption Date be extended by more than sixty (60) days.

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V.  [RESERVED]

VI.  FAILURE TO SATISFY CONVERSIONS

A.          Conversion Defaults.  If, at any time, (i) a holder of shares of Series B Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock, which shares shall be subject to an effective registration statement, to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series B Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock, which shares shall be subject to an effective registration statement, upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (each of (i) and (ii) being a “Conversion Default”), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder’s outstanding shares of Series B Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Face Amount.

VII.  [RESERVED]

VIII.  RANK

All shares of the Series B Preferred Stock shall rank (i) prior to the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IX.  LIQUIDATION PREFERENCE

A.           If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference with respect to each share of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

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B.          The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C.          The “Liquidation Preference” with respect to a share of Series B Preferred Stock means the greater of (i) an amount equal to (x) the Face Amount, divided by (y) the Conversion Price, multiplied by (z) the Closing Sales Price of the Common Stock on the date of the Liquidation Event; or (ii) an amount equal to the Face Amount thereof plus 5% (five percent) of the Face Amount, less the amount of any Dividends paid to holders of shares of Series B Preferred Stock during the calendar year in which the Liquidation Event occurs, which subtracted amount shall not exceed 5% of the Face Amount.  The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

X.  ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A.          Stock Splits, Stock Dividends, Etc.  If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased or decreased.  In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B.          Merger, Consolidation, Etc.  If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitations contained in Article XIV), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the economic value of the shares of Series B Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Corporation’s Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.  The Corporation shall not effect any Corporate Change unless (i) each holder of Series B Preferred Stock has received written notice of such transaction at least 30 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividend accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter).  The above provisions and shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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C.          Distributions.  If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets that would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XIV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

D.          Convertible Securities and Purchase Rights.  If, at any time after the Issuance Date, the Corporation issues any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”) pro rata to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights that such holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XIV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued).  If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series B Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series B Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

E.           Other Action Affecting Conversion Price.  If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article X.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series B Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

F.          Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series B Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based.  The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

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XI.  VOTING RIGHTS

The holders of the Series B Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Nevada Revised Statutes (the “NRS”), in this Article XI and in Article XII below.

Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders).  If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series B Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the  transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

To the extent that under the NRS the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the NRS) shall constitute the approval of such action by the class.  To the extent that under the NRS holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article XIV.B) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

If in connection with any Liquidation Event, the holders of the Series B Preferred Stock are entitled to vote to approve such Liquidation Event as a class, then the holders of such Series B Preferred Stock shall agree to vote their shares in favor of the Liquidation Event, conditioned on the receipt by all holders of Series B Preferred Stock of their respective Liquidation Preference, in full.

XII.  PROTECTION PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the NRS) of the Majority Holders:

(i)          alter or change the rights, preferences or privileges of the Series B Preferred Stock;

Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series B Preferred Stock then outstanding.

XIII.  [RESERVED]

XIV.  LIMITATIONS ON CERTAIN CONVERSIONS AND PAYMENT OF DIVIDENDS

The conversion of shares of Series B Preferred Stock and the payment of Dividends in shares of Series B Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

A.	[RESERVED]

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B.          Restrictions on Conversion and Payment of Dividends in Shares of Series B Preferred Stock.  In no event shall the Corporation issue Series B Preferred Stock to any holder of Series B Preferred Stock as payment of any Dividend, and in no event shall a holder of shares of Series B Preferred Stock of the Corporation have the right to convert shares of Series B Preferred Stock into shares of Common Stock to the extent that such payment of Dividend or right to effect such conversion would result in the holder and its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock.  For purposes of this Paragraph B, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder.  The restriction contained in this Paragraph B may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.  In the event the Corporation is prohibited from issuing Series B Preferred Stock to any holder of Series B Preferred Stock as payment of any Dividend, it shall pay such Dividend to such holder in cash.

XV.  MISCELLANEOUS

A.          Cancellation of Series B Preferred Stock.  If any shares of Series B Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

B.          Lost or Stolen Certificates.  Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date at cost to holder.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

C.          [RESERVED]

D.          [RESERVED]

E.           Payment of Cash; Defaults.  Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof.  If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F.           Status as Stockholder.  Upon submission of a Notice of Conversion by a holder of Series B Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series B Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.  Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series B Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series B Preferred Stock with respect to such unconverted shares of Series B Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder.  In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Preferred Stock.

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G.          Remedies Cumulative.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series B Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

H.          Waiver.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

I.          Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.  The addresses for such communications are (i) if to the Corporation to Infinity Distribution Inc., 3311 S. Rainbow Blvd, Ste 135, Las Vegas, NV 89146 Attention: Raul Mansueto, and (ii) if to any holder to the address set forth under such holder’s name on the execution page to the Subscription Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 8th day of August, 2018.

INFINITY DISTRIBUTION INC.

By:	/s/ Raul Mansueto
Name: Raul Mansueto
Title: President and CEO

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NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert                          shares of Series B Preferred Stock (the “Conversion”), represented by Stock Certificate No(s).                          (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Infinity Distribution Inc. (the “Corporation”) according to the conditions of the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                                     ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series B Preferred Stock which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐	In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Signature:

Name:

Address:

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